 Exhibit (p)(39)

Code of Ethics

Implementation Date: April 2012

Most Recent Amendment Date: October 2014

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Incline Global considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Incline Global, owe to Clients;

•	Employees and/or Incline Global fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO/CFO and/or appropriate supervisory personnel;

•	Incline Global does not provide its Code of Ethics and any amendments to all Employees; and

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•	Incline Global does not retain Employees’ written acknowledgements that they received the code and any amendments.

Incline Global has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Incline Global and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO/CFO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO/CFO. Employees must cooperate to the fullest extent reasonably requested by the CCO/CFO to enable (i) Incline Global to comply with all applicable Federal Securities Laws and (ii) the CCO/CFO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Incline Global’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Incline Global must act in its Clients’ best interests. Neither Incline Global, nor any Employee should ever benefit at the expense of any Client. Notify the CCO/CFO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Incline Global’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO/CFO’s attention.

Reporting Violations

Improper actions by Incline Global or its Employees could have severe negative consequences for Incline Global, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO/CFO. Issues can be reported to the CCO/CFO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO/CFO, who will report directly to the CEO/Portfolio Manager on the matter. Any problems identified during the review will be addressed in ways that reflect Incline Global’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO/Portfolio Manager directly.

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Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Incline Global will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Incline Global’s policies and procedures described in this Manual, including this Code of Ethics and any amendments to the Code of Ethics. All Employees must use PTCC to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Incline Global, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Incline Global, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Incline Global’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Incline Global and/or its Employees on one hand, and Clients or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and Investors over the interests of Incline Global and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO/CFO’s attention.

In some instances conflicts of interest may arise between the Firm, Clients or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO/CFO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Incline Global to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO/CFO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

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Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Incline Global’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO/CFO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Incline Global requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Incline Global or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Incline Global or an affiliate (collectively “Exempt Securities”).

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Incline Global’s Personal Securities Transactions policy.

Permitted Transactions

Employees are permitted to purchase and sell Exempt Securities and ETFs only. Employees are not permitted to purchase Reportable Securities, other than ETFs, including single-name equities, initial public offerings (“IPOs”) or private offerings, outside of the Fund. Employees wishing to sell Reportable Securities held prior to employment or the implementation of this Code, are subject to the Pre-clearance Procedures below.

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Pre-clearance Procedures

Readily Traded Securities

Employees must have written pre-clearance for transactions in ETFs and the sale of Reportable Securities. Pre-clearance requests should be made through the PTCC system to the CCO/CFO. Pre-clearance requests are generally good until the close of business on the day they are granted. Employees must seek additional pre-clearance if the original clearance has expired. Incline Global reserves the right to deny any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

In order to limit the possibility that any trading conducted by its Employees that could be perceived as improper, Incline Global has implemented a policy prohibiting Employees from purchasing or selling, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in Reportable Securities held within the Client’s portfolio. As such, Employees are not permitted to transact in ETFs within one (1) calendar day before or after a Client transaction, nor within seven (7) calendar days before or after the Client’s trade in that of any other Reportable Security’s execution (collectively the “Blackout Period”).

Incline Global reserves the right to require Employees to unwind trades and incur trade losses or disgorge profits by the Employee if transacted during the Blackout Period or if the transaction appears to pose a conflict of interest or otherwise appears improper.

The minimum holding period for Reportable Securities is thirty (30) days; any pre-clearance requests for transactions with a holding period of less than this time will be denied.

Private Funds

Employees meeting the definition of “knowledgeable employee” under Rule 3c-5 under the Investment Company Act of 19401 may be permitted to transact in the Fund. Purchases or sales of the Fund by Employees are subject to the written pre-clearance of the CCO/CFO, through the PTCC system.

Restricted List

Incline Global’s CCO/CFO will maintain a Restricted List of Securities in which Incline Global may have Material Non-Public Information (See the Insider Trading Policy). Employees must immediately inform the CCO/CFO and the CEO/Portfolio Manager upon receipt of any potential Material Non-Public Information. Employees are prohibited from trading in issuers on the Restricted List. Employees must pre-clear prior to executing any personal securities transactions. If the CCO/CFO determines that Incline Global no longer has Material Non-Public Information on an issuer, the CCO/CFO may remove the respective issuer from the Restricted List and notify Employees.

1 In interpreting “knowledgeable employee,” Incline Global will utilize the definition in Rule 3c-5 of the Investment Company Act of 1940, in conjunction with the Managed Funds Association no-action letter (2014) and the American Bar Association Section of Business Law no-action letter (1999).

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Reporting

Incline Global must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO/CFO within 30 days of the end of each calendar quarter.

Employees must utilize the PTCC to fulfill quarterly reporting obligations.

If an Employee did not have any transactions or account openings to report, this should be through reported PTCC within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO/CFO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through PTCC.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated using PTCC within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

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Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO/CFO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO/CFO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Incline Global’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO/CFO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO/CFO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO/CFO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO/CFO and/or sanctions, up to and including dismissal.

The CEO/Portfolio Manager will monitor the CCO/CFO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Incline Global will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client and Investor requests for Incline Global’s Code of Ethics should be directed to the CCO/CFO.

Sub-Adviser to a Mutual Fund

The Sub-Adviser’s CCO/CFO will obtain, maintain, and review the required reports of the Sub-Adviser’s access persons. Any violations of the Fund’s Code are reportable as provided in the Fund’s Code. Transaction and holding reports as required to be maintained under Rule 17j-1 will be maintained by the Sub-Adviser on behalf of the Sub-Adviser’s access person, and are subject to review and submission to the Fund’s CCO/CFO or its agent, and to the appropriate regulatory authorities.

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Attachment – Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Incline Global’s Compliance Manual, which includes Incline Global’s Code of Ethics. I understand that any questions about Incline Global’s Manual (including the Code) should be directed to the CCO/CFO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

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Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to Incline Global?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Incline Global?
4. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Investor?
5. Do you or any members of your immediate family have any other business or personal relationship with any Investor?
6. Are you or any members of your immediate family employed by any government?
7. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
8. Are you aware of any conflicts of interest that have not already been disclosed to the CCO/CFO involving Incline Global, you or your immediate family members and any Investor?
9. Have you complied with Incline Global’s requirements regarding the disclosure of outside business activities?
10. Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO/CFO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
11. Have you improperly transmitted proprietary information between Incline Global and any prior employers or other individuals or entities?

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Question	Yes	No
12. Have you reported all of the political contributions that you made in the past two years?

13.   In the past ten years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

•     Felony

•     Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14. Are any felony or misdemeanor charges, as described above, currently pending?

15.  In the past ten years, has the SEC or the CFTC found you:

•     To have made a false statement or omission?

•     To have been involved in a violation of SEC or CFTC regulations or statutes?

•     To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

16.  In the past ten years, has the SEC or the CFTC:

•     Entered an order against you in connection with investment-related activity?

•     Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

17.  In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

•     Made a false statement or omission, or been dishonest, unfair, or unethical?

•     Been involved in a violation of investment-related regulations or statutes?

•     Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

18.  In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

•     Entered an order against you in connection with an investment-related activity?

•     Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

19. In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have: • Made a false statement or omission?

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Question	Yes	No

•     Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

•     Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

20. In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?
21. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

22.  In the past ten years, has any domestic or foreign court:

•     Enjoined you in connection with any investment-related activity?

•     Found that you were involved in a violation of investment-related statutes or regulations?

•     Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

23. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.
24. During the past 12 months, have you reported all personal Securities transactions in accordance with Incline Global’s reporting policies?
25. During the past 12 months, have you reported gifts and entertainment in accordance with Incline Global’s reporting policies?
26. During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
27. During the past 12 months, have you become aware of any violation of Incline Global’s Code of Ethics that you did not disclose to the CCO/CFO?
28. During the past 12 months, have you complied with Incline Global’s primary research process, as applicable?
29. To the best of your knowledge, during the past 12 months, has Incline Global and its Employees (including yourself) complied with the Company’s written policies and procedures regarding:

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Question	Yes	No

•     Insider trading;

•     Outside business activities and prior employment;

•     Political contributions;

•     Identification, reporting, and resolution of complaints;

•     Portfolio management;

•     Proxy voting;

•     Trading;

•     Identification, reporting, and resolution of trade errors;

•     Soft dollars;

•     Security valuation;

•     Account opening and closing;

•     Side pockets;

•     Anti-money laundering;

•     Protection of Clients’ privacy;

•     Custody and safeguarding of assets;

•     Fee billing;

•     The maintenance and dissemination of disclosure documents;

•     The use of electronic communications;

•     Advertising and marketing;

•     Solicitation arrangements;

•     Media communications

•     Contingency and disaster recovery planning; and

•     The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date

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